EXHIBIT 10.16

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) dated March 30, 2008 (the “Commencement Date”) is by and between United Fuel & Energy Corporation, a Nevada corporation (“Employer”), and Joseph Juliano (“Employee” and, together with Employer, the “Parties” and each individually, a “Party”).

AGREEMENT:

In consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants contained herein, each Party agrees as follows:

1. Employment Term. This Agreement will remain in effect from the Commencement Date and shall end on the date that is the first anniversary of the Commencement Date unless this Agreement is earlier terminated in accordance with its express terms (the “Initial Term”); provided, however, that upon the expiration of the Initial Term, and on each anniversary of the Commencement Date thereafter, the term of this Agreement shall automatically extend for an additional one-year term (each a “Renewal Term,” and together with the Initial Term, the “Employment Term”) unless (a) either Party gives the other Party four (4) months’ notice of its desire not to extend this Agreement prior to the expiration of the Initial Term or Renewal Term, as applicable, or (b) this Agreement is earlier terminated in accordance with its express terms.

2. Responsibilities and Authority. Employer hereby employs Employee to serve as its Executive Vice President and Chief Operating Officer. In such capacity, Employee will have such duties and responsibilities as determined by Employer’s Board of Directors and Chief Executive Officer consistent with the Employer’s Bylaws. If requested by Employer, Employee will serve as an officer or director of any subsidiary of Employer without additional compensation.

3. Acceptance of Employment. Employee accepts employment by Employer on the terms and conditions herein provided and agrees, subject to the terms of this Agreement, to devote all of Employee’s full business time to Employer’s affairs. Employee shall not during the Employment Term engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) which might interfere with Employee’s duties and responsibilities hereunder.

4. Compensation and Benefits. As compensation for Employee’s services hereunder, Employee will be entitled to the following:

4.1 Base Salary. From and after the Commencement Date, Employee will receive a base salary at the rate of $225,000 per annum (“Base Salary”). The Base Salary will be paid in substantially equal installments in accordance with Employer’s regular payroll practices, as in effect from time to time, and subject to all appropriate withholdings.

4.2 Bonus. Employee shall be eligible to receive a cash bonus on an annual basis in the event that Employee meets certain performance criteria established in advance in writing by the Compensation Committee of Employer’s Board of Directors (the “Compensation Committee”) for such year (“Performance Criteria”). Additional bonuses may be paid to Employee at such times and in such amounts as may be determined in the sole discretion of the Compensation Committee. If awarded, payment of all bonuses will be subject to all appropriate withholdings.

4.3 Stock Option. On the Commencement Date, Employee shall receive a one-time grant of an option to purchase up to 300,000 shares of common stock of Employer at an exercise price equal to the greater of (i) $1.20 per share, or (ii) the closing price of the Employer’s common stock on the Over The Counter Bulletin Board on the Commencement Date. The stock options shall be granted pursuant to the terms and conditions of the Employer’s 2005 Stock Incentive Plan, shall be evidenced by a separate standard form stock option agreement between the Employer and the Employee, shall have a term of ten years from the date of grant, and shall vest and become exercisable in twelve equal quarterly installments beginning on June 30, 2008.

4.4 Benefits. Employee will be entitled to receive the benefits specified on Exhibit A (“Benefits”).

4.5 Expense Reimbursement. Employer will promptly reimburse Employee for all authorized expenses reasonably incurred or paid by Employee in connection with the performance of Employee’s services under this Agreement upon presentation of expense statements or vouchers and such other supporting information as Employer may from time to time reasonably require or request (“Reimbursable Expenses”).

5. Termination; Payments upon Termination. This Agreement may be terminated upon the following terms:

5.1 Termination Upon Death. If Employee should die during the Employment Term, this Agreement will terminate on the date of death. All Base Salary through such date and any amounts owed for Reimbursable Expenses that Employee incurs through such date, as well as any previously awarded but unpaid bonuses, will be paid to Employee’s designated beneficiary as promptly as practicable following the date of death. All Benefits will, unless otherwise expressly set forth on Exhibit A, otherwise provided by Employer policy applicable to its employees generally, or otherwise required by law, terminate on the date of death. In the event of Employee’s death, the stock option described above in Section 4.3 shall fully vest and become exercisable by Employee’s legal representative or authorized assignee for a period of no more than six (6) months following Employee’s date of death.

5.2 Termination Upon Disability. This Agreement shall automatically terminate upon the Employee’s Disability (as defined below). The Base Salary will continue to be paid to Employee through the date of Disability, and any amounts owed for Reimbursable Expenses that Employee incurs through such date and any previously awarded but unpaid bonuses will be paid as promptly as practicable following such date. In such event of Employee’s Disability, Employer will also continue to pay Employee the Base Salary in effect at the time of such Disability for a period of 6 months following the date of Disability. All Benefits will, unless otherwise expressly set forth on Exhibit A, otherwise provided by Employer policy applicable to its employees generally, or otherwise required by law, terminate on the date of termination. In the event of Employee’s Disability, the stock option described above in Section 4.3 shall fully vest and become exercisable by Employee for a period of no more than six (6) months following Employee’s date of Disability. “Disability” means that the (i) Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; (ii) Employee is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employee’s of Employer; (iii) Employee is determined to be totally disabled by the Social Security Administration; or (iv) Employee is determined to be disabled in accordance with the disability insurance program under which the Employer has provided disability insurance to the Employee, provided that the definition of disability applied under such disability insurance program complies with the requirements of Treasury Regulation Section 1.409A-3(i)(4). If a disagreement arises between Employee and Employer as to whether Employee is suffering from Disability, such issue will be determined by a physician designated by Employer. Nothing in this Paragraph relieves the Employer of any of its obligations of reasonable accommodation under the Americans with Disabilities Act and/or the Texas Commission on Human Rights Act.

5.3 Termination by Employer With Cause. Employer will be entitled to terminate Employee’s employment at any time for Cause. The Base Salary will continue to be paid to Employee through the date of termination, and any amounts owed for Reimbursable Expenses that Employee incurs through such date will be paid to Employee following termination, subject to Employer’s right to offset against such sum the amount of any damages which Employer may suffer as a result of the actions of Employee constituting Cause. All Benefits will, unless otherwise required by law, terminate on the date of termination. “Cause” will constitute any one of the following:

(a) Employee’s continued failure to perform substantially Employee’s duties and responsibilities (other than a failure resulting from a Disability), provided that the Employer has previously addressed these failures with Employee and has given Employee a reasonable opportunity to cure;

(b) Employee engaging in willful, reckless, or grossly negligent misconduct that is materially injurious to Employer, monetarily or otherwise;

(c) Employee’s conviction of, plea of guilty or nolo contender to, or the issuance of an indictment or an information by a grand jury or prosecutor, as applicable, for, a felony or a crime involving moral turpitude;

(d) Employee commits an act of fraud, misappropriation, or personal dishonesty (that is not de minimus); and

(e) Employee commits a breach of this Agreement and fails to cure such breach within thirty (30) days from the date that Employer gives notice thereof to Employee identifying the provision of this Agreement that Employer has determined has been breached.

5.4 Termination by Employer Without Cause. Employer may at any time terminate Employee's employment without Cause. In such event, the Base Salary will continue to be paid through such the date of termination, and any amounts owed for Reimbursable Expenses that Employee incurs through such date and any previously awarded but unpaid bonus will be paid to Employee promptly following termination. Employer will also continue to pay Employee, as severance, the Base Salary for the remaining Employment Term in substantially equal installments in accordance with Employer’s regular payroll practices, as in effect from time to time, and subject to all appropriate withholdings. All Benefits will, unless otherwise expressly set forth on Exhibit A or provided by Employer policy applicable to its employees generally or otherwise required by law, terminate on the date of termination. In the event that the Employee is involuntarily terminated without Cause, the stock option described above in Section 4.3 shall remain exercisable by Employee for a period of no more than three (3) months following the date of termination to the extent such option was vested and exercisable as of the date of termination.

5.5 Effect of Termination. Except as expressly provided in this Section 5 and except for the obligations set forth in Sections 6 and 7, all further obligations of the Parties under this Agreement will terminate upon termination of Employee’s employment with Employer.

6. Restrictive Covenants. Employee hereby acknowledges that, as a result of Employee’s employment by Employer hereunder, Employee will receive special training and education with respect to the operations of Employer’s and/or Employer’s affiliates’ businesses and other related matters, and will obtain access to such persons’ confidential information and business and professional contacts. In consideration of such special and unique opportunities afforded by Employer and its affiliates to Employee as a result of Employee’s employment, the Employee hereby agrees that Employee will not:

6.1 From the Commencement Date until one year after Employer no longer employs Employee (the date on which such person no longer employs Employee is hereinafter referred to as the “Employment Termination Date”), directly or indirectly, alone or as a partner, joint venturer, officer, director, member, employee, consultant, agent, independent contractor, or equity interest holder of, or lender to, any person or business, engage in the business of distributing gasoline, diesel, propane or lubricant products in any state of the United States where the Employer or its subsidiaries or affiliates do business as of the Employment Termination Date, other than of, by or through SC Fuels or any other business owned or operated by Frank P. Greinke or his family members or heirs by will or intestate succession.

6.2 From the Commencement Date until one year after the Employment Termination Date, directly or indirectly (i) induce any person that is a customer of Employer to enter into any contract with or otherwise patronize any business directly or indirectly in competition with the Employer; (ii) request or advise any person who is a customer or vendor of Employer to withdraw, curtail, or cancel any such customer’s or vendor’s business with Employer.

6.3 From the Commencement Date until six months after the Employment Termination Date, directly or indirectly employ, or knowingly permit any affiliate of Employee to employ, any person whom Employer employed within the prior six month period.

6.4 From the Commencement Date until one year after the Employment Termination Date, directly or indirectly (i) solicit for employment or other similar relationship with Employee, any of Employee’s affiliates or any other person, any employee of Employer or any person who was an employee of Employer within the six month period immediately preceding such solicitation of employment, other than such person (A) whose employment was terminated by the applicable person, or (B) who independently responded to a general solicitation for employment by Employee or Employee’s affiliate; or (ii) induce, or attempt to induce, any employee of Employer to terminate such employee’s employment relationship with such person.

6.5 Employee will not use for Employee’s personal benefit, disclose, communicate, divulge to, or use for the direct or indirect benefit of any person other than Employer any of Employer’s Confidential Information. This Section 6.5 will apply during and after the period when Employee is an employee of Employer and will be in addition to (and not a limitation of) any legally applicable protections of Employer’s interest in confidential information, trade secrets and the like. “Confidential Information” includes (a) any information concerning the businesses and affairs of the Employer or its subsidiaries or affiliates transferred or transmitted in writing, orally, visually, electronically or by any other means, whether prior to, on or after the date hereof, (b) information provided to you by third parties under circumstances where you have an obligation not to disclose that information, and (c) any memoranda, reports, analyses, extracts or notes you produce that are based on, reflect or contain any of the Confidential Information. Confidential Information does not include any information that is or becomes generally available to the public other than as a result of a disclosure by you in violation of this Agreement.

6.6 Any and all writings, inventions, improvements, processes, procedures advances, discoveries, works of authorship, and/or techniques (“Developments”) that Employee may make, conceive, discover, or develop, whether or not patentable, copyrightable, or protectable under mask works legislation or trademark laws, either solely or jointly with any other person, at any time during Employee’s employment with the Company, whether or not during working hours and whether or not at the request or upon the suggestion of Employer that relate to or are useful in connection with any business now or hereafter carried on or contemplated by Employer, including developments or expansions of its present fields of operations, will be Employer’s sole and exclusive property. Employee hereby assigns to Employer and/or Employer’s nominees all of Employee’s right, title, and interest in any Developments, and hereby irrevocably designates and appoints Employer and each of Employer’s duly authorized officers and agents as Employee’s agent and attorney-in-fact to act for and in Employee’s behalf and stead to execute and file any document and to do all other lawfully permitted acts to further the prosecution, issuance, and enforcement of Developments. Employee will make full disclosure to Employer of all such Developments and will do everything necessary or desirable to vest the absolute title thereto in Employer. Employee will write and prepare all specifications and procedures regarding such Developments and otherwise aid and assist Employer, any Acquired Entity, or any of their affiliates so that Employer, such Acquired Entity, or such affiliate, as the case may be, can prepare and present applications for copyright, letters patent therefor and can secure such copyright, letters patent, mask works, or trademark registrations, wherever possible, as well as reissues, renewals, and extensions thereof, and can obtain the record title to such copyright, letters patent, mask works, or trademark registrations so that Employer and/or its nominees will be the sole and absolute owner(s) thereof in all countries in which it may desire to have copyright, patent, mask work, or trademark protection. Employee will not be entitled to any additional or special compensation or reimbursement regarding any and all such Developments.

6.7 Notwithstanding the foregoing, the beneficial ownership of less than 1% of the equity interests of any person having a class of equity interests actively traded on a national securities exchange or over-the-counter market will not be deemed, in and of itself, to breach the prohibitions of this Section 6. Employee agrees and acknowledges that the restrictions in this Section 6 are reasonable in scope and duration and are necessary to protect Employer. If any provision of this Section 6, as applied to either Party or to any circumstance, is adjudged by a governmental body, arbitrator, or mediator not to be enforceable in accordance with its terms, the same will in no way affect any other circumstance or the enforceability of the remainder of this Agreement. If any such provision, or any part thereof, is held not to be enforceable in accordance with its terms because of the duration of such provision, the area covered thereby, or the scope of the activities covered, the Parties agree that the governmental body, arbitrator, or mediator making such determination will have the power to reduce the duration, area, and/or scope of activities of such provision, and/or to delete specific words or phrases, and in its reduced form such provision will then be enforceable in accordance with its terms and will be enforced. The Parties agree and acknowledge that the breach of any provision of this Section 6 will cause irreparable damage to Employer and upon breach of any provision of this Section 6, Employer will be entitled to injunctive relief, specific performance, or other equitable relief without bond or other security; provided, however, that the foregoing remedies will in no way limit any other remedies that Employer may have. Employer may, without notifying Employee, notify any subsequent employer of Employee of Employee’s rights and obligations under this Section 6.

7. Conflicts of Interest.

7.1 Employee represents to Employer as follows: (a) there are no restrictions, agreements, or understandings, oral or written, to which Employee is a party or by which Employee is bound that prevent or make unlawful Employee’s execution or performance of this Agreement, and (b) Employee does not have any business or other relationship that creates a conflict between the interests of Employee and Employer.

7.2 Employee recognizes and agrees that Employee owes Employer and its affiliates a fiduciary duty of loyalty, fidelity, and allegiance to act at all times in the best interests of Employer and its affiliates and to do no act which might injure the business, interests, or reputation of Employer or any of its affiliates. Employee’s duty of loyalty will extend throughout the Employment Term. In keeping with Employee’s fiduciary duty to Employer and its affiliates, Employee agrees that, during the Employment Term, Employee will not knowingly become involved in a conflict between his personal interests and those of Employer or any of its affiliates, and, upon discovery thereof, will not willfully allow such conflict of interest to continue. Notwithstanding the foregoing, Employer acknowledges that Employee may have ownership interests in, may take certain actions on behalf of, or accept payments, services or loans from, SC Fuels or other businesses owned or operated by Frank P. Greinke or his family members or heirs by will or intestate succession and Employer shall not require Employee to discontinue such relationships; provided, however, that all such ownership interests, actions, payments, services or loans are disclosed in writing to the Employer in accordance with the Employer’s Code of Business Conduct and Ethics. Employee agrees to disclose in writing to Employer any facts that could reasonably be expected to involve a material conflict of interest upon Employee’s conscious awareness that such a material conflict could exist. Employee recognizes that it is impossible to provide an exhaustive list of actions or activities that constitute or might constitute a conflict of interest, but recognizes that these actions or activities may include the following:

(a) ownership of more than a 1% interest in any supplier, contractor, customer, or other person that does business with Employer or any of its affiliates;

(b) acting in any capacity, including as a director, officer, employee, partner, consultant, or agent, for any supplier, contractor, customer, or other person that does business with Employer or any of its affiliates;

(c) acceptance, directly or indirectly, of payments, services, or loans (other than entertainment, gifts, or other sales incentives that may be furnished in the ordinary course of business) from a supplier, contractor, customer, or other person that does business with Employer or any of its affiliates;

(d) misuse or disclosure of information of any kind obtained through Employee’s relationship with Employer; and

(e) appropriation by Employee or diversion to any other person, directly or indirectly, of any business opportunity in which it is known or could reasonably be anticipated that Employer or its affiliates would be interested.

In further recognition of the fiduciary duties Employee owes to Employer and its affiliates, Employee agrees that all documentation that Employee provides to Employer will be accurate in all material respects, when taken as a whole and in light of the circumstances in which it was made.

8. Miscellaneous.

8.1 Entire Agreement. This Agreement constitutes the entire agreement and understanding of the Parties in respect of its subject matter and supersedes all prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof. Except for Employer’s affiliates, each of which will be deemed a third party beneficiary of all obligations of Employee under this Agreement, there are no third party beneficiaries having rights under or with respect to this Agreement.

8.2 Successors. All of the terms, agreements, covenants, representations, warranties, and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the Parties and their respective successors.

8.3 Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of Employer and Employee; provided, however, that Employer may (a) assign any or all of its rights and interests hereunder to one or more of its affiliates and (b) designate one or more of its affiliates to perform its obligations hereunder (in any or all of which cases Employer nonetheless will remain responsible for the performance of all of its obligations hereunder).

8.4 Notices. All notices, requests, demands, claims and other communications hereunder will be in writing. Any notice, request, demand, claim or other communication hereunder will be deemed duly given if (and then three business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to Employer:

Attn: Chuck McArthur
405 N. Marienfeld, Suite 300
Midland, Texas 79701
Tel: (432) 571-8000
Fax: (432) 687-5580

If to Employee:

Attn: _________________________________
[Insert address]
Tel: (___) _____________________________
Fax: (___) _____________________________

Either Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication will be deemed to have been duly given unless and until it actually is received by the intended recipient. Either Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

8.5 Submission to Jurisdiction; No Jury Trial.

(a) Submission to Jurisdiction. Each Party submits to the jurisdiction of any state or federal court sitting in Midland, Texas, in any action arising out of or relating to this Agreement and agrees that all claims in respect of the action may be heard and determined in any such court. Nothing in this Section 8.6(a) will affect the right of any Party to bring any action arising out of or relating to this Agreement in any other court. Each Party agrees that a final judgment in any action so brought will be conclusive and may be enforced by action on the judgment or in any other manner provided at law or in equity. Each Party waives any defense of inconvenient forum to the maintenance of any action so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto.

(b) Waiver of Jury Trial. THE PARTIES EACH HEREBY AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO JURY TRIAL OF ANY DISPUTE BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OTHER AGREEMENTS RELATING HERETO OR ANY DEALINGS BETWEEN THEM RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY. The scope of this waiver is intended to be all encompassing of any and all Actions that may be filed in any court and that relate to the subject matter of the transactions contemplated hereby, including Contract claims, tort claims, breach of duty claims, and all other common law and statutory claims. The Parties each acknowledge that this waiver is a material inducement to enter into a business relationship and that they will continue to rely on the waiver in their related future dealings. Each Party further represents and warrants that it has reviewed this waiver with its legal counsel, and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED ORALLY OR IN WRITING, AND THE WAIVER WILL APPLY TO ANY AMENDMENTS, RENEWALS, SUPPLEMENTS, OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING HERETO. In the event of an Action, this Agreement may be filed as a written consent to trial by a court.

8.6 Time. Time is of the essence in the performance of this Agreement.

8.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

8.8 Headings. The article and section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

8.9 Governing Law. This Agreement and the performance of the Parties’ obligations hereunder will be governed by and construed in accordance with the laws of the State of Texas, without giving effect to any choice of law principles.

8.10 Amendments and Waivers. No amendment, modification, replacement, termination, or cancellation of any provision of this Agreement will be valid, unless the same will be in writing and signed by the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent such occurrence.

8.11 Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof; provided that if any provision of this Agreement, as applied to any Party or to any circumstance, is adjudged by a governmental body, arbitrator, or mediator not to be enforceable in accordance with its terms, the Parties agree that the governmental body, arbitrator, or mediator making such determination will have the power to modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its reduced form, such provision will then be enforceable and will be enforced.

8.12 Expenses. Except as otherwise expressly provided in this Agreement, each Party will bear its own costs and expenses incurred in connection with the preparation, execution and performance of this Agreement, including all fees and expenses of agents, representatives, financial advisors, legal counsel and accountants.

8.13 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement. Any reference to any federal, state, local, or foreign law will be deemed also to refer to law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The Parties intend that each representation, warranty, and covenant contained herein will have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached will not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

8.14 Incorporation of Exhibits. The Exhibits identified in this Agreement are incorporated herein by reference and made a part hereof.

8.15 Remedies. Except as expressly provided herein, the rights, obligations and remedies created by this Agreement are cumulative and in addition to any other rights, obligations, or remedies otherwise available at law or in equity. Except as expressly provided herein, nothing herein will be considered an election of remedies.

8.16 Electronic Signatures. Delivery of a copy of this Agreement bearing an original signature by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature. “Originally signed” or “original signature” means or refers to a signature that has not been mechanically or electronically reproduced.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement on the date first above written.

UNITED FUEL & ENERGY CORPORATION

By:	/s/ Charles McArthur
Charles McArthur
President and Chief Executive Officer

EMPLOYEE

/s/ Joseph Juliano
Joseph Juliano, individually

EXHIBIT A

Description of Benefits

1.	Car allowance of $1,000 per month.

2.
One time moving allowance equal to the greater of (i) $10,000 or (ii) the amount of all expenses up to a maximum amount of $20,000 reasonably incurred or paid by Employee in connection with Employee’s relocation of his personal residence to Midland, Texas subject to presentation of expense statements or vouchers and such other supporting information as Employer may reasonably require or request.

3.
Employee and, to the extent applicable, Employee’s spouse, dependents and beneficiaries, shall be allowed to participate in all benefit plans and programs of Employer which are now, or may hereafter be, available to similarly situated employees of Employer. Employer shall not, however, be obligated to institute, maintain or refrain from changing, amending or discontinuing any such benefit plan or program, so long as such changes are similarly applicable to similarly situated employees of Employer generally.